Exhibit 99

Ingredion Incorporated
5 Westbrook Corporate Center	NEWS RELEASE
Westchester, IL 60154
CONTACT:
Investors: Aaron Hoffman, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS STRONG FOURTH QUARTER AND 2012 RESULTS

•                  Fourth quarter 2012 reported EPS rose 16 percent to $1.42 from $1.22 in the fourth quarter 2011

•                  Fourth quarter 2012 adjusted EPS increased 32 percent to $1.47 from $1.11 in 2011

•                  2012 reported EPS increased 3 percent to $5.47 compared to $5.32 in 2011

•                  2012 adjusted EPS rose 19 percent to $5.57 from $4.68 a year ago

•                  Cash flow from operations up $432 million to $732 million in 2012 from $300 million in 2011

WESTCHESTER, Ill., February 7, 2013 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the fourth quarter 2012.

“We delivered a strong fourth quarter and full year in spite of ongoing macroeconomic volatility,” said Ilene Gordon, chairman, president and chief executive officer.  “Underlying this performance, we saw price increases to cover higher raw material costs and foreign exchange headwinds, volume improvement, and operating efficiencies.  We continue to see the strength of our business model, even in challenging times.  Our ability to manage risk while capitalizing on growth markets and trends provides us with an attractive position.

Looking ahead, 2013 poses its own unique challenges; however, we believe that we are positioned to show further growth as we execute our strategic blueprint.  We continue to demonstrate the ability to realize appropriate pricing to cover higher input cost while our growth opportunities in emerging markets and mix improvement strategy remain intact,” Gordon added.

-more-

Earnings Per Share (EPS)

Fourth quarter diluted EPS rose 16 percent to $1.42 compared to $1.22 last year.  The fourth quarter of 2012 included $0.11 of restructuring and impairment charges partially offset by a $0.04 gain from a benefit plan change and a $0.02 gain from the sale of land.  The fourth quarter of 2011 included a $0.23 gain from a change in a post-retirement plan partially offset by $0.09 of business integration costs and $0.03 of restructuring charges.  Excluding these items, adjusted EPS increased 32 percent from $1.11 to $1.47 in the quarter.  The estimated drivers of the increase in the fourth quarter adjusted EPS were $0.30 from margin, $0.06 from higher volumes, and $0.01 from other income, more than offsetting unfavorable currency devaluations of $0.06.  Non-operational items contributed $0.05.  Lower net financing costs contributed $0.04 while a lower tax rate provided a $0.02 benefit, partially offset by an increase in share count which resulted in a negative impact of $0.01.

Full year 2012 diluted EPS rose 3 percent to $5.47 compared to $5.32 last year.  2012 included a $0.16 per share benefit from the discrete release of the Korean deferred tax valuation allowance, a $0.04 gain from a benefit plan change and a $0.02 gain from the sale of land that were offset by $0.29 of restructuring and impairment charges, and $0.03 of business integration costs.  2011 included a $0.75 gain from a NAFTA settlement with the government of Mexico and a $0.23 gain from a change in post-retirement plan, partially offset by $0.26 of business integration costs and $0.08 of restructuring charges.  Excluding these items, adjusted EPS increased 19 percent from $4.68 to $5.57 in 2012.

Financial Highlights

•                  During the fourth quarter of 2012, net financing costs were $15 million versus $19 million in the year-ago period.  The decrease primarily reflects lower interest expense attributable to reduced borrowings, lower interest rates and an increase in interest income driven by higher cash positions.

•                  The fourth quarter effective tax rate was 33.7 percent compared to 34.2 percent in the year-ago period.  The effective tax rate for the full year was 27.8 percent compared to 28.7 percent in 2011.

•                  At December 31, 2012, total debt and cash and cash equivalents were $1.80 billion and $609 million, respectively, versus $1.95 billion and $401 million, respectively, at December 31, 2011.

•                  In 2012, cash flow from operations was $732 million compared to $300 million in the prior year, primarily driven by an improvement in working capital.

•                  Capital expenditures, net of disposals, were $304 million in 2012 compared to $260 million in 2011.

Business Review

Total Ingredion

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Fourth quarter	1,548	-33	32	97	1,644	+6%
Full year	6,219	-200	136	377	6,532	+5%

North America

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Fourth quarter	834	4	21	64	923	+11%
Full year	3,356	-6	142	249	3,741	+11%

Fourth quarter

•                  Volumes up due to strong sales to the soft drink and brewing industries.

•                  Strong price/mix included sufficient price increases to cover higher input costs.

•                  Operating income was up 46 percent, or $34 million, from $74 million to $108 million.

Full year 2012

•                  Volumes rose due to strong sales to the soft drink and brewing industries.

•                  Strong price/mix included sufficient price increases to cover higher input costs.

•                  Operating income rose 27 percent from $322 million to $408 million.

South America

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Fourth quarter	400	-34	-7	24	383	-4%
Full year	1,569	-150	-41	84	1,462	-7%

Fourth quarter

•                  Volumes soft due to continuing weaker economic activity.

•                  Operating income in the quarter was $59 million, up 1 percent from $58 million.  Favorable price/mix, cost efficiencies and lower corn costs partially offset the impact of lower volume and foreign currency devaluations.

Full year 2012

•                  Volumes soft due to weaker economic activity in the region.

•                  Operating income was $198 million, down 2 percent from $203 million in the year-ago period.  Favorable price/mix and lower corn costs partially offset the impact of foreign exchange and lower volumes.

Asia Pacific

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Fourth quarter	186	4	11	2	203	+9%
Full year	764	-10	41	21	816	+7%

Fourth quarter

•                  Strong volume growth driven by increases in food and beverage volumes.

•                  Operating income increased 31 percent from $18 million to $23 million as a result of higher volumes, favorable price/mix, lower raw material costs and operating efficiencies.

Full year 2012

•                  Sales growth was driven by strong volumes in Thailand and South Korea.

•                  Operating income rose 20 percent from $79 million to $95 million.

Europe, Middle East, Africa (EMEA)

$ in millions	2011 Net sales	FX Impact	Volume	Price/mix	2012 Net sales	% change
Fourth quarter	127	-7	8	7	135	+6%
Full year	530	-34	-6	23	513	-3%

Fourth quarter

•                  Sales rose by $8 million due to volume growth and price/mix improvement partially offset by currency devalutions.

•                  Operating income increased 14 percent in the quarter from $19 million to $21 million mainly due to volume growth and price/mix improvement.

Full year 2012

•                  Sales fell by $17 million mainly due to currency devaluations and a slight volume decline partially offset by favorable price/mix.

•                  Operating income fell 6 percent from $84 million to $78 million due primarily to unfavorable foreign currency translation.

2013 Guidance

EPS expectations for 2013 are in a range of $5.60 to $6.00.

The effective tax rate for 2013 is estimated to be approximately 28-30 percent.

Capital expenditures in 2013 are anticipated to be in the range of $350-400 million and should support growth and cost reduction investments across the organization.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Cheryl Beebe, chief financial officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Ingredion web site at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 40 countries, Ingredion, formerly Corn Products International, serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(In millions, except per share amounts)	2012	2011	%	2012	2011	%
Net sales before shipping and handling costs	$1,726.1	$1,628.9	6%	$6,868.1	$6,543.9	5%
Less: shipping and handling costs	82.2	81.3	1%	336.0	324.5	4%
Net sales	$1,643.9	$1,547.6	6%	$6,532.1	$6,219.4	5%
Cost of sales	1,310.6	1,267.2	3%	5,294.5	5,093.0	4%
Gross profit	$333.3	$280.4	19%	$1,237.6	$1,126.4	10%

Operating expenses	150.7	143.5	5%	555.6	543.2	2%
Other (income), net	(11.4)	(32.9)		(21.6)	(97.6)
Restructuring / impairment charges	8.6	3.8		35.6	10.0
Operating income	$185.4	$166.0	12%	$668.0	$670.8	—%
Financing costs, net	14.8	19.0	(22)%	67.4	77.4	(13)%
Income before income taxes	$170.6	$147.0	16%	$600.6	$593.4	1%
Provision for income taxes	57.5	50.2		167.3	170.6
Net income	$113.1	$96.8	17%	$433.3	$422.8	2%
Less: Net income attributable to non-controlling interests	1.5	1.7	(12)%	5.8	7.1	(18)%
Net income attributable to Ingredion	$111.6	$95.1	17%	$427.5	$415.7	3%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding-
Basic	76.9	76.0		76.5	76.4
Diluted	78.5	77.6		78.2	78.2

Earnings per common share of Ingredion-
Basic	$1.45	$1.25	16%	$5.59	$5.44	3%
Diluted	$1.42	$1.22	16%	$5.47	$5.32	3%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	December 31, 2012	December 31, 2011
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$609	$401
Short-term investments	19	—
Accounts receivable — net	814	837
Inventories	834	769
Prepaid expenses	19	24
Deferred income tax assets	65	71
Total current assets	2,360	2,102

Property, plant and equipment — net	2,193	2,156
Goodwill	557	562
Other intangible assets — net	329	347
Deferred income tax assets	21	19
Investments	10	10
Other assets	122	121
Total assets	$5,592	$5,317

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$76	$148
Deferred income taxes	2	—
Accounts payable and accrued liabilities	855	778
Total current liabilities	933	926

Non-current liabilities	297	243
Long-term debt	1,724	1,801
Deferred income taxes	160	199
Share-based payments subject to redemption	19	15

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares-$0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares-$0.01 par value — 77,141,691 and 76,821,553 shares issued at December 31, 2012 and 2011, respectively	1	1
Additional paid-in capital	1,148	1,146
Less: Treasury stock (common stock; 109,768 and 938,666 shares at December 31, 2012 and 2011, respectively) at cost	(6)	(42)
Accumulated other comprehensive loss	(475)	(413)
Retained earnings	1,769	1,412
Total Ingredion stockholders’ equity	2,437	2,104
Non-controlling interests	22	29
Total equity	2,459	2,133

Total liabilities and equity	$5,592	$5,317

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
(In millions)	2012	2011

Cash provided by operating activities:
Net income	$433	$423
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of impaired assets	24	—
Gain from change in benefit plans	(5)	(30)
Depreciation and amortization	211	211
Increase in margin accounts	—	(78)
Decrease (increase) in other trade working capital	33	(256)
Other	36	30
Cash provided by operating activities	732	300

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(304)	(260)
Short-term investment	(18)	—
Payment for acquisition	—	(15)
Other	—	2
Cash used for investing activities	(322)	(273)

Cash used for financing activities:
Proceeds from (payments on) debt, net	(150)	160
Debt issuance costs	(5)	—
Issuances (repurchases) of common stock, net	16	(30)
Dividends paid (including to non-controlling interests)	(69)	(50)
Excess tax benefit on share-based compensation	11	6
Cash provided by (used for) financing activities	(197)	86

Effect of foreign exchange rate changes on cash	(5)	(14)
Increase in cash and cash equivalents	208	99
Cash and cash equivalents, beginning of period	401	302
Cash and cash equivalents, end of period	$609	$401

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(Dollars in millions)	2012	2011	%	2012	2011	%
Net Sales
North America	$923.1	$834.3	11%	$3,741.7	$3,355.9	11%
South America	382.7	400.1	(4)%	1,461.7	1,569.6	(7)%
Asia Pacific	203.2	185.8	9%	815.8	763.9	7%
EMEA	134.9	127.4	6%	512.9	530.0	(3)%
Total	$1,643.9	$1,547.6	6%	$6,532.1	$6,219.4	5%

Operating Income
North America	$108.3	$74.2	46%	$407.6	$322.2	27%
South America	58.8	58.0	1%	198.4	202.6	(2)%
Asia Pacific	22.9	17.5	31%	94.7	79.2	20%
EMEA	21.3	18.7	14%	78.5	83.9	(6)%
Corporate	(24.4)	(17.5)	39%	(78.4)	(64.1)	22%
Sub-total	186.9	150.9	24%	700.8	623.8	12%
Restructuring / impairment charges	(8.6)	(3.8)		(35.6)	(10.0)
Gain from change in benefit plans	4.8	29.4		4.8	29.4
Gain from sale of land	2.3	—		2.3	—
Integration costs	—	(10.5)		(4.3)	(30.8)
NAFTA award	—	—		—	58.4
Total	$185.4	$166.0	12%	$668.0	$670.8	—%

II.           Capital expenditures

Capital expenditures, net of proceeds on disposals, for the years ended December 31, 2012 and 2011, were $304 million and $260 million, respectively. For 2013, the Company anticipates that capital expenditures will be in the range of $350 million to $400 million.

III.      Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs, costs related to the integration of National Starch, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Net Income and Adjusted Diluted Earnings Per Share (“EPS”) to GAAP Net Income and Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2012		December 31, 2011		December 31, 2012		December 31, 2011
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$111.6	$1.42	$95.1	$1.22	$427.5	$5.47	$415.7	$5.32

Add back (deduct):

Reversal of Korean deferred tax asset valuation allowance	—	—	—	—	(12.8)	(0.16)	—	—

Restructuring / impairment charges, net of income tax (expense) benefit of ($0.3 million) and $12.8 million for the three months and year ended December 31, 2012, respectively, and $1.3 million and $3.5 million for the three months and year ended December 31, 2011, respectively	8.9	0.11	2.5	0.03	22.9	0.29	6.5	0.08

Gain from change in benefit plans, net of income tax of $1.4 million in 2012 and $11.4 million in 2011	(3.4)	(0.04)	(18.0)	(0.23)	(3.4)	(0.04)	(18.0)	(0.23)

Gain from sale of land, net of income tax of $0.4 million	(1.9)	(0.02)	—	—	(1.9)	(0.02)	—	—

Integration costs, net of income tax benefit of $1.6 million for the year ended December 31, 2012 and $3.5 million and $10.2 million for the three months and year ended December 31, 2011, respectively	—	—	7.0	0.09	2.7	0.03	20.6	0.26

NAFTA award	—	—	—	—	—	—	(58.4)	(0.75)

Non-GAAP adjusted net income	$115.2	$1.47	$86.6	$1.11	$435.0	$5.57	$366.4	$4.68

Ingredion Incorporated (“Ingredion”)

Reconciliation of Non-GAAP Adjusted Operating Income to GAAP Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2012	2011	2012	2011

Operating income	$185.4	$166.0	$668.0	$670.8

Add back (deduct):

Restructuring / impairment charges	8.6	3.8	35.6	10.0

Gain from change in benefit plans	(4.8)	(29.4)	(4.8)	(29.4)

Gain from sale of land	(2.3)	—	(2.3)	—

Integration costs	—	10.5	4.3	30.8

NAFTA award	—	—	—	(58.4)

Non-GAAP adjusted operating income	$186.9	$150.9	$700.8	$623.8